EXHIBIT 15




Zenex International, Inc.
14220 S. Meridian Ave.
Oklahoma City, Oklahoma 73173


We have reviewed, in accordance with standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Zenex International, Inc. and Subsidiaries as of September 30, 2005 and for the periods ended September 30, 2005 and 2004, as indicated in our report dated November 14, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005 is incorporated by reference in Registration Statement No. 333-70453 (2003 on Form S-8, and in Registration Statement No. 333-101520 on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


SUTTON ROBINSON FREEMAN & CO., P.C.
Sutton Robinson Freeman & Co., P.C.
Certified Public Accountants
November 14, 2005
Tulsa, OK